Exhibit C-4
רשומות ספר החוקים כ"ד בכסלו התשפ"ה 3338 25 בדצמבר 2024 עמוד חוק תקציב נוסף לשנת הכספים 2024 )מס' 3(, התשפ"ה2024- ̧ 142

142 םיקוחה רפס רפסד"כ 3338, םיקוחה רפסםיקוחה רפס חוק תקציב נוסף לשנת הכספים 2024 )מס' 3(, התשפ"ה2024-* 1 )להלן - החוק העיקרי(, תיקון סעיף 2 .1 בחוק תקציב נוסף לשנת הכספים 2024 )מס' 2(, התשפ"ד2024- בסעיף 2)א(, במקום "727,405,079,000" יבוא "760,585,079,000", במקום "524,522,771,000" יבוא "557,712,771,000" ובמקום "202,882,308,000" יבוא "202,872,308,000". תיקון התוספת ..2 בתוספת הראשונה לחוק העיקרי - הראשונה )1( ביחס למשרד הביטחון )מסומן 15( - )א( תחת הטור "הוצאה", בכל מקום, במקום "117,611,876" יבוא "149,544,876", במקום "33,644,105" יבוא "39,044,105", במקום "24,715,806" יבוא "30,115,806", במקום "76,295,132" יבוא "102,828,132" ובמקום "76,060,072" יבוא "102,593,072"; )ב( תחת הטור "שיא כח אדם", במקום "2,336" יבוא "2,337"; )2( ביחס לתשלום ריבית ועמלות )מסומן 45(, תחת הטור "הוצאה", בכל מקום, במקום "48,320,151" יבוא "50,100,151", במקום "38,989,335" יבוא "39,628,335", במקום "13,497,760" יבוא "14,136,760", במקום "7,771,442" יבוא "8,912,442" ובמקום "4,573,450" יבוא "5,714,450". תחילה .3 תחילתו של חוק זה ביום כ' בטבת התשפ"ד )1 בינואר 2024(. ..4 חוק זה יפורסם ברשומות בתוך שלושה חודשים מיום קבלתו. פרסום הכספים 2024 נוסף לשנת תיקון חוק תקציב )מס' 2( 2 .5 , אשר מתקן את חוק זה הוא חוק תקציב נוסף לפי סעיף 3)ג( לחוק־יסוד: משק המדינה חוק תקציב נוסף לשנת הכספים 2024 )מס' 2(, התשפ"ד.2024- בנימין נתניהו ראש הממשלה בצלאל סמוטריץ' שר האוצר יצחק הרצוג נשיא המדינה אמיר אוחנה יושב ראש הכנסת * התקבל בכנסת ביום כ"ג בכסלו התשפ"ה )24 בדצמבר 2024( ]בישיבה שהחלה ביום כ"ב בכסלו התשפ"ה )23 בדצמבר 2024([; הצעת החוק ודברי הסבר פורסמו בהצעות חוק הממשלה - ,1817 מיום כ"ו בחשוון התשפ"ה )27 בנובמבר 2024(, עמ' .142 1 ס"ח התשפ"ד, עמ' .1516 2 ס"ח התשל"ה, עמ' .206 המחיר 81אגורות 0334-3030 ISSN     סודר במח' רשומות, משרד המשפטים, והודפס במדפיס הממשלתי